UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

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Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

On April 29, 2022, Macellum Badger issued the following press release:

ISS Recommends Kohl's Shareholders Vote for Boardroom Change on Macellum's WHITE Proxy Card

A Leading Independent Proxy Advisory Firm Finds Macellum Has Made a Compelling Case for Change and Supports the Election of Director Candidates Jeffrey Kantor and Pamela Edwards

ISS Notes “Some Shareholders May Consider the Addition of Macellum’s CEO, Jonathan Duskin, to the Board as a Net Positive Given his Direct Ownership Stake and Substantial Experience in the Retail Sector"

ISS Notes “Change at the Board Level May Provide Added Comfort to Investors That the Strategic Alternatives Available are Being Weighed Against the Upside and Risks Associated with the Standalone Plan"

Macellum Urges Shareholders to Facilitate Truly Meaningful Change by Voting on the WHITE Proxy Card for Its Entire 10-Member Slate

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended the Company’s shareholders vote for boardroom change on the WHITE proxy card. In particular, ISS supports the addition of two Macellum nominees – Jeffrey Kantor and Pamela Edwards – to Kohl's' Board of Directors (the "Board").

In its full report, ISS affirmed the case for boardroom change at Kohl's was warranted and agreed with Macellum's concerns with respect to the Company's sale process1:

•	"[…] the dissident has made a sufficient case that additional voices with industry expertise could assuage investors’ skepticism regarding the ongoing review of strategic alternatives and be additive to the execution of the standalone plan, should the sale process not bear fruit."

•	"Although the board maintains that it is running a robust sale process, the market appears to be skeptical about its sincerity, as evidenced by the share price range below reported bids in the mid to high $60s."

•	"The company's public dismissal of the dissident's suggestion that there may be buyer interest as "unfounded speculation" three days before the first leak, as well as subsequent adoption of a poison pill and rejection of the initial offers also signal potential reluctance to sell."

1 Permission to quote ISS was neither sought nor obtained. Emphases added.

•	“…the short-term downside risk to the share price if the process is concluded without an announcement of a transaction may be significant.”

•	"Some of the concerns raised by the dissident appear valid, particularly as they relate to TSR, the implications of the market reaction to the company's analyst day, and the sale process."

•	“Nevertheless, the company has struggled to reignite sales growth despite a number of initiatives introduced over the past several years, which has likely weighed on the share price and has tempered investors' enthusiasm for announcements of new initiatives. The Sephora initiative, for instance, seems strategically sound, but certainly not low-risk given the magnitude of the required investment.”

•	"These issues suggest that some incremental change at the board level may provide added comfort to investors that the strategic alternatives available are being weighed against the upside and risks associated with the standalone plan, and add expertise in the oversight of the company strategy should a deal not materialize."

•	"In this contest, shareholders need to consider their degree of trust in the current board to oversee the ongoing sale process, as well as the skills and expertise required in a standalone scenario in case the sale does not materialize."

With respect to Macellum's director candidates, ISS noted:

•	"The company's operational challenge over the past several years has centered around inability to accelerate top line growth, which suggests that board members with retail and merchandising experience could add value in overseeing the execution of the current strategy."

•	"Jeffrey Kantor, who brings years of merchandising as well as leadership experience from Macy's, a key competitor of Kohl's, appears to have highly relevant expertise for this board."

•	"In addition to Kantor, Pamela Edwards appears to have a breadth of skills and experience directly relevant to Kohl's current challenges, including executive roles at L Brands, board experience at Neiman Marcus, and a strong finance background with CFO roles at divisions of L Brands and Citi Trends."

•	"Some shareholders may consider the addition of Macellum CEO Jonathan Duskin to the board as net positive, given his direct ownership stake and substantial experience in the retail sector."

With respect to Macellum's campaign and engagement at Kohl's, ISS noted:

•	"The dissident's prior involvement has already had a positive impact through significant advancement of the board refreshment process. The dissident and the investor group could also likely take some credit for the TSR outperformance during the 12-months through Jan. 14, 2022, as the company has stated that it considered and implemented some of the suggestions provided by the group in late 2020."

Jonathan Duskin, Macellum's Managing Partner, commented:

"We are pleased that ISS has endorsed the case for boardroom change at Kohl’s by recommending the Company’s shareholders vote on the WHITE proxy card for two of our highly qualified, independent nominees. In our view, ISS’s recommendation validates our thesis that the current Board is running an ineffective and questionable sale process after spending years promoting standalone plans that have failed to create meaningful value for shareholders. ISS’s analysis should affirm for shareholders that it is absolutely critical to add our director candidates to the Board at this inflection point to ensure a sale process is properly completed and, absent a sale, that Kohl’s finally has the proper operating plan in place. Without the addition of shareholder-nominated directors that can help run a credible process to conclusion, we fear the incumbents will retreat to their uninspiring three-year strategy and the Company’s share price will plunge back into the $40s, resulting in the destruction of billions of dollars in value.

While we are pleased with ISS’s analysis and report, Macellum urges shareholders to go a necessary step further by voting to elect all ten of our director candidates. We firmly believe the best path to preserving and maximizing shareholder value is electing an experienced, objective slate that has a superior strategy for completing a credible strategic review and weighing sale options against a focused operating plan. Our slate collectively possesses sorely needed ownership perspectives and expertise in areas such as capital allocation, corporate governance, mergers and acquisitions, retail operations and strategic planning. After more than 20 years of stagnation at Kohl’s, it is time for shareholders to hold the current Board accountable and install change agents in the boardroom. It is our contention that shareholder value will be permanently impaired at Kohl’s if the boardroom status quo persists.”

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WE URGE KOHL'S SHAREHOLDERS TO VOTE ON THE WHITE PROXY CARD TODAY.

PLEASE CONTACT INFO@SARATOGAPROXY.COM WITH ANY QUESTIONS REGARDING HOW TO VOTE.

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About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Casie Connolly / Bela Kirpalani, 646-386-0091

macellum@longacresquare.com